Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

CafePress Inc.

at

$1.48 Per Share of Common Stock, Net in Cash

by

Snapfish Merger Sub, Inc.,

a wholly owned subsidiary of

Snapfish, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF NOVEMBER 8, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Snapfish Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Snapfish, LLC, a California limited liability company (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of CafePress Inc., a Delaware corporation (the “Company”), at a price per Share of $1.48 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 28, 2018 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to such time (other than any (i) Shares held in the treasury of the Company, (ii) Shares that are owned by Parent or Purchaser, or any affiliate of Parent, and (iii) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price.

THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (b) adopted and declared advisable, pursuant to DGCL §251(b), the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, (c) resolved that the Merger shall be effected as soon as practicable following the expiration of the Offer without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (d) subject to the terms of the Merger Agreement, resolved and agreed to recommend that the holders of Shares accept the Offer and tender their shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Summary Term Sheet) and the other conditions described in Section 13 — “Conditions to the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

October 12, 2018

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a stockholder of record, complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration time of the Offer, or (b) if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC” ) or any state securities commission nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Snapfish Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Snapfish, LLC, a California limited liability company (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of CafePress Inc., a Delaware corporation (the “Company”), at a price per Share of $1.48 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SHARES OF THE COMPANY?

•

The Offer is made by Purchaser. Purchaser is a recently formed Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was organized in connection with the Offer and has not carried on any activities other than entering into the Merger Agreement, the Support Agreements and activities in connection with the Offer. See the Introduction and Section 9 — “Certain Information Concerning the Filing Persons.”

•

Parent is a California limited liability company. Parent is a leading provider of online photo and personalized products to consumers in the United States, Australia, New Zealand and several European countries. Parent also provides online photo platform services for a number of blue-chip companies. Parent is headquartered in San Francisco, California.

•

Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

HOW MANY SHARES OF THE COMPANY COMMON STOCK ARE YOU OFFERING TO PURCHASE?

•	Purchaser is offering to purchase all of the issued and outstanding Shares of the Company. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF COMMON STOCK OF THE COMPANY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay $1.48 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

•	If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer,

commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and Section 1 — “Terms of the Offer.”

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Parent want to acquire the Company. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. The Parent, Purchaser and the Company have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

HAS THE COMPANY BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Company Board unanimously (a) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (b) adopted and declared advisable, pursuant to DGCL §251(b), the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, (c) resolved that the Merger shall be effected as soon as practicable following the expiration of the Offer without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (d) subject to the terms of the Merger Agreement, resolved and agreed to recommend that the holders of Shares accept the Offer and tender their shares pursuant to the Offer.

HAVE ANY STOCKHOLDERS OF THE COMPANY AGREED TO TENDER THEIR SHARES IN THE OFFER?

•

Yes, in connection with the execution of the Merger Agreement, Purchaser, Parent and the Company have entered into support agreements with certain stockholders of the Company (collectively, the “Tendering Stockholders”), who together hold approximately 51.4% of the outstanding Shares (collectively, the “Support Agreements”). The Support Agreements provide, among other things, that the Tendering Stockholders will validly tender all of their Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among others, the following conditions:

•

there being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its controlled Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent at least a majority of the Shares then outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”);

•

there shall not have occurred any event, change, development, circumstance, fact or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); and

•	other customary conditions.

•

We may waive any condition, in whole or in part, with certain exceptions, including the Minimum Condition, at any time and from time to time, subject to the terms of the Merger Agreement and applicable law.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer” and Section 13 — “Conditions to the Offer.”

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•

We estimate that we will need up to approximately $27 million to purchase the Shares and pay related fees and expenses, which Parent plans to finance using cash on hand, including cash held by the Company. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer;

•	if the Offer is consummated, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and

•	we, through Parent, will have sufficient funds in available cash to purchase all Shares pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

•

See Section 10 — “Background of the Offer; Contacts with the Company”, Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, at the end of November 8, 2018 to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration time of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. See also Section 1 — “Terms of the Offer.”

•	In the event the Merger Agreement is terminated prior to the then-scheduled expiration time of the Offer, Purchaser has agreed to promptly irrevocably and unconditionally terminate the Offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

•	If on any then-scheduled expiration time of the Offer, the Minimum Condition to the Offer has not been satisfied or any other condition to the Offer has not been satisfied or waived by Parent or

Purchaser, Purchaser has agreed at the Company’s request to extend the period of time during which the Offer remains open on up to two occasions (but may elect to extend more than twice) in consecutive increments of no more than ten business days to permit such condition to the Offer to be satisfied until the earlier of (i) the date Parent or Purchaser is permitted to terminate the Merger Agreement in accordance with its terms or (ii) the Outside Date (defined in the Merger Agreement as December 31, 2018). See Section 1 — “Terms of the Offer.”

•

In addition, Purchaser has agreed to extend the period of time during which the Offer remains open for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the Nasdaq Global Select Market (“NASDAQ”) or its staff applicable to the Offer until the earlier of (i) the date Parent or Purchaser is permitted to terminate the Merger Agreement in accordance with its terms or (ii) the Outside Date. See Section 1 — “Terms of the Offer.”

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

•

If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES IN YOUR OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two New York Stock Exchange (the “NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.”

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3 — “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration of the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after December 10, 2018, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. Once Purchaser accepts your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we purchase at least a majority of the outstanding Shares in the Offer and the other conditions to the Merger are satisfied or waived, we will effect the Merger of Purchaser with and into the Company as promptly as practicable in accordance with Section 251(h) of the DGCL and the terms of the Merger Agreement and without a vote by the stockholders of the Company to adopt the Merger Agreement pursuant to Delaware law or any other action by the stockholders of the Company pursuant to Delaware law. If we consummate the Offer, we expect to merge Purchaser with and into the Company as promptly as practicable. See the Introduction to this Offer to Purchase.

•

If the Merger occurs, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and any issued and then outstanding Shares (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned by Parent or Purchaser, or any affiliate of Parent, and (iii) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be canceled and converted automatically into the right to receive $1.48 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. See also the Introduction to this Offer to Purchase.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur because the conditions to the Merger are not satisfied, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that such Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE COMPANY BOARD?

•	Upon completion of the Merger, the directors of Purchaser immediately prior to the Effective Time will become the directors of the Company, which will be the surviving company in the Merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and we purchase those Shares that have been tendered in the Offer, but the Merger does not occur thereafter because the conditions to the Merger are not satisfied, you will remain a stockholder of the Company, but there may be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for such Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur, subject to the conditions set forth in the Merger Agreement.

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On September 27, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $1.29 per Share. Therefore, the Offer Price of $1.48 per Share represents a premium of approximately 15% over the closing price of the Shares on the last full trading day before announcement of the Merger Agreement.

•

On October 11, 2018, the last full trading day before we commenced the Offer, the last reported closing price reported on NASDAQ was $1.46 per Share. See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $1.48, in cash, without interest (less any amounts required to be deducted and withheld under any applicable law), promptly following expiration of the Offer. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING COMPANY OPTIONS AND RESTRICTED STOCK UNITS BE TREATED IN THE OFFER AND THE MERGER?

•

The Offer is being made for all outstanding Shares that are not subject to vesting restrictions, and is not being made for options to purchase Shares (each, a “Stock Option”), for restricted stock units or for performance-based restricted stock units relating to Shares (each, a “Restricted Stock Unit”).

•

Any Stock Options that you hold may not be tendered into the Offer. If you wish to tender Shares underlying Stock Options, you must first exercise your Stock Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•

Any Restricted Stock Units that you hold may not be tendered into the Offer unless they vest and the underlying Shares are delivered to you in accordance with their terms in sufficient time to tender such Shares into the Offer.

•	At the Effective Time:

•

each vested and exercisable option to purchase Shares that has a per share exercise price less than $1.48 will be converted into the right to receive the cash merger consideration (less the exercise price), without interest and subject to any required tax withholding;

•

each outstanding and unvested option held by a Continuing Employee (as defined in the Merger Agreement) will be converted into an award to receive the cash merger consideration (less the exercise price), without interest and subject to any required tax withholding, on the earlier of the date such option is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date (as defined in the Merger Agreement), subject to continued employment through that date;

•

each outstanding option that has a per share exercise price equal to or greater than $1.48, and each outstanding unvested option not held by a Continuing Employee, shall be forfeited for no consideration;

•

each (A) restricted stock unit that is scheduled to vest before December 31, 2018 (if the Merger occurs on or before December 31, 2018) and (B) restricted stock unit that becomes vested on the Closing Date will be converted into the right to receive the cash merger consideration, without interest and subject to any required tax withholding;

•

each outstanding and unvested restricted stock unit that is scheduled to vest after December 31, 2018 (or the Closing Date, if later) that is held by a Continuing Employee will be converted into an award to receive the cash merger consideration, without interest and subject to any required tax withholding, on the earlier of the date such restricted stock unit is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date, subject to continued employment through that date;

•

each unvested restricted stock unit that is scheduled to vest after December 31, 2018 (or the Closing Date, if later) that is not held by a Continuing Employee, shall be forfeited for no consideration;

•

each outstanding and unvested performance-based restricted stock units earned based on performance as of the Closing Date, which become fully vested, will be converted into the right to receive the cash merger consideration, without interest and subject to any required tax withholding; and

•

each outstanding and unvested performance-based restricted stock units earned based on performance as of the Closing Date that do not become fully vested at the Effective Time, will be converted into the right to receive the cash merger consideration, without interest and subject to any required tax withholding, on the earlier of the date such performance share unit is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date, subject to continued employment through that date.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO ME?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger”) whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. If you are a Non-U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you sell pursuant to the Offer or exchange in the Merger. All stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

You will not have appraisal rights in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the Offer Price that we are offering to pay the stockholders in the Offer and the Merger. See Section 15 — “Certain Legal Matters.”

•

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Delaware law, including without limitation the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call MacKenzie Partners, Inc., the Information Agent, toll-free at (800) 322-2885. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars.

To All Holders of Shares of

CAFEPRESS INC.

INTRODUCTION

Snapfish Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Snapfish, LLC, a California limited liability company (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of CafePress Inc., a Delaware corporation (the “Company”), at a price of $1.48 per Share, (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 28, 2018 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation (the corporation, the “Surviving Corporation” and such merger, the “Merger”) and a wholly owned subsidiary of Parent. Capitalized terms used, but not defined, herein will have the respective meanings given to them in the Merger Agreement. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 3 — “Procedures for Tendering Shares” and Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition and the other conditions described in Section 13 — “Conditions to the Offer.”

The Offer will expire at 12:00 midnight, New York City time, at the end of Friday, November 8, 2018, unless the Offer is extended or earlier terminated. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters.”

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (b) adopted and declared advisable, pursuant to §251(b) of the Delaware General Corporation Law (“DGCL”), the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, (c) resolved that the Merger shall be effected as soon as practicable following the expiration of the Offer without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (d) subject to the terms of the Merger Agreement, resolved and agreed to recommend that the holders of Shares accept the Offer and tender their shares pursuant to the Offer.

A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC in connection with the Offer and will be mailed to the Company’s stockholders with this Offer to Purchase and the Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares held in the treasury of the Company, (ii) Shares that are owned by Parent or Purchaser, or any affiliate of Parent, and (iii) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without interest but subject to and reduced by any required withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. A vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than the percentage of shares of the class of stock of the constituent corporation that would otherwise be required to adopt the merger agreement following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such constituent corporation into itself, or itself into such constituent corporation, without any action or vote on the part of the stockholders of such other corporation. Because under the DGCL, the Company would otherwise be required to receive approval from the holders of at least a majority of its outstanding stock to approve the Merger, once Purchaser owns more than a majority of the outstanding Shares, under applicable law, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”

The Minimum Condition will be satisfied once the number of Shares that Parent and its controlled Affiliates beneficially own (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represents at least a majority of the Shares then outstanding at the time of the expiration of the Offer. Certain stockholders of the Company, who together hold approximately 51.3% of the outstanding Shares as of October 11, 2018, have agreed to validly tender all of their Shares in the Offer pursuant to Support Agreements. Parent and Purchaser expect that tenders of the committed Shares would satisfy the Minimum Condition. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

United States federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, there occurs any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, or a stock dividend with a record date within such period shall have been declared, the Offer Price will be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Company has provided Parent with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 — “Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination of the Merger Agreement” occur.

To the extent permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company:

(1)	amend, modify or waive the Minimum Condition,

(2)	decrease the number of Shares sought to be purchased in the Offer,

(3)

reduce the Offer Price, except to the extent required to adjust appropriately and proportionally the Offer Price to reflect any reclassification, stock split, reverse stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction or other like change with respect to Shares,

(4)	extend or change the expiration time of the Offer, except as provided in the Merger Agreement,

(5)	change the form of the consideration payable in the Offer,

(6)

impose any condition to the Offer in addition to the conditions set forth in Section 13 — “Conditions to the Offer” or amend or modify such conditions in a manner adverse in any material respect to any holder of Shares,

(7)	amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares, or

(8)	provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

We may provide additional cash consideration in addition to the Offer Price with the consent of the Company. If, on or before the expiration time of the Offer, we provide additional cash consideration in addition to the Offer Price being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, as applicable, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for any period required by the SEC or the staff thereof. We will also, if at any then-scheduled expiration time of the Offer any condition to the Offer has not been satisfied or waived (to the extent permitted under applicable laws), extend the period of time during which the Offer remains open: (i) at the Company’s request, on up to two occasions in increments of no more than ten business days; or (ii) at Purchaser’s election on one or more occasions in increments of no more than ten business days until the earlier of the (A) date Parent or Purchaser is permitted to terminate the Merger Agreement in accordance with its terms and (B) the Outside Date. In the event the Merger Agreement is terminated prior to the then-scheduled expiration time of the Offer, Purchaser has agreed, and Parent has agreed to cause Purchaser, to promptly , irrevocably and unconditionally terminate the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions to the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the SEC.

The Company has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares” — below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered to the Depositary or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT

REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, following the expiration time of the Offer we will pay for Shares that were validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at the applicable rate on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at the applicable rate. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a stockholder’s U.S. federal income tax liability provided that such stockholder furnishes the required information to the IRS in a timely manner.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below. Further, if Purchaser has not accepted Shares for payment by December 10, 2018, which is the 60th day after the date of the commencement of the Offer, they may be withdrawn at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written notice (which for Eligible Institutions, may include notice by email) of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

5.	U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of U.S. federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to stockholders who hold Shares as capital assets within the meaning of the Code (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules (e.g., small business investment companies, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or grantor trusts, retirement plans, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dissenting stockholders who exercise appraisal rights with respect to their Shares, stockholders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or stockholders that acquired or hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase the Company’s Shares or holders of restricted stock awards. In addition, this summary does not address any U.S. federal estate or gift tax consequences, the Medicare tax on net investment income or any state, local or foreign tax consequences, of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares who or that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under the applicable U.S. Treasury Regulations.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Shares who or that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership, or any other entity or arrangement treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSTRUED AS TAX ADVICE. IT IS A SUMMARY AND DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL, OR FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO YOU.

U.S. Holders

Effect of the Offer and the Merger

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gain recognized by individuals and other non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses are subject to certain limitations.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain from the receipt of cash in exchange for Shares in the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of certain losses; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the Non-U.S. Holder’s holding period in the Shares, and the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of our Shares at any time during the applicable period. Although there can be no assurances in this regard, the Company does not believe that it is, was or will become a United States real property holding corporation for U.S. federal income tax purposes at any time during the five-year period preceding the Offer or the Merger, as applicable.

Information Reporting and Backup Withholding

Stockholders exchanging Shares pursuant to the Offer or the Merger may be subject to information reporting and backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Tendering Shares.” Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a stockholder’s U.S. federal income tax liability provided that such stockholder furnishes the required information to the IRS in a timely manner.

6.	Price Range of Shares; Dividends

The Shares are traded on NASDAQ under the symbol “PRSS.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on NASDAQ as reported in published financial sources and the Company’s prior filings with the SEC.

	High	Low
Fiscal Year Ended December 31, 2016:
Quarter ended March 31, 2016	$3.99	$3.11
Quarter ended June 30, 2016	$3.83	$2.97
Quarter ended September 30, 2016	$3.32	$2.90
Quarter ended December 31, 2016	$3.18	$2.80

Fiscal Year Ended December 31, 2017:
Quarter ended March 31, 2017	$3.49	$2.91
Quarter ended June 30, 2017	$2.98	$2.43
Quarter ended September 30, 2017	$2.52	$1.75
Quarter ended December 31, 2017	$2.15	$1.74

Fiscal Year Ending December 31, 2018:
Quarter ended March 31, 2018	$1.95	$1.32
Quarter ended June 30, 2018	$1.46	$1.17
Quarter ended September 30, 2018	$1.46	$1.18

On October 11, 2018, the last full trading day prior to the commencement of the Offer, the last reported closing price on NASDAQ during normal trading hours was $1.46 per Share. On September 27, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $1.29 per Share. The Offer Price represents an approximately 14.7% premium to the trading price at which the Shares closed on September 27, 2018, the last trading day before the announcement of the Offer.

According to the Company’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017, the Company: (i) has never declared or paid cash dividends on its capital stock; and (ii) indicated that any future determination to declare cash dividends will depend on a number of factors, including the Company’s financial condition, results of operations, capital requirements, bank covenants, general business conditions and any other factors that the Company Board may deem relevant. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, and the Company will be the surviving corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the surviving corporation until further amended. Also at the Effective Time, the Amended and Restated Bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the surviving corporation until further amended. At the Effective Time, the directors of Purchaser will become the directors of the surviving corporation and the officers of the Company will become the officers of the surviving corporation, each until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, the market for the Shares could be adversely affected. According to published guidelines of The NASDAQ Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on the Nasdaq Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, the Company has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) the Company has stockholders’ equity of less than $2.5 million, (ii) the market value of the Company’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued listing on NASDAQ and the listing of Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of October 11, 2018, there were approximately 17,157,467 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for NASDAQ or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier, as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and is qualified in its entirety by reference to such report.

The Company is a leading provider of personalized products offering a wide variety of expressive gifts and accessories, including t-shirts and apparel, mugs and drinkware and home goods such as custom shower curtains and bed coverings. The Company conducts most of its business on its primary United States-based domain, CafePress.com and operates CafePress branded websites for markets in the United Kingdom, Canada and Australia. The Company also sells CafePress branded products in the United States and various locations in Europe through its online retail partners such as Amazon and Walmart. The Company’s products are customized with expressive designs contributed through a variety of means, including crowd-sourced user generated content, stock art licenses and licensed content relationships with large entertainment companies and brands. Most of the Company’s goods are manufactured in Louisville, Kentucky, however the Company does have fulfillment arrangements with other third-parties with different product expertise, or geographical advantages such as operations in Europe, Australia and Canada.

Most of the Company’s net revenue is generated from sales of customized products through its e-commerce websites, associated retail partner channel or through storefronts hosted by the Company. In addition, the Company’s generates limited revenue from third-party printing and fulfillment services. The Company generates approximately 90% of our revenue from sales originating in the United States and sales are seasonally driven with approximately 40% of total revenue generated during the Company’s fiscal fourth quarter.

The Company was founded in 1999 as a California corporation, then reincorporated in Delaware in 2005. Its principal executive office is located at 11909 Shelbyville Road, Louisville, Kentucky 40243 and its telephone number is (502) 995-2229.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains an Internet website at. www.cafepress.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Certain Projections. The Company provided Parent with selected unaudited projected financial information concerning the Company. Such information is described in the Company’s Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Company’s stockholders on or about the date of this Offer to Purchase. The Company’s stockholders are urged to, and should, carefully read the Schedule 14D-9.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources.

9.	Certain Information Concerning the Filing Persons

Parent is a limited liability company formed on May 5, 2015 under the laws of California to accommodate the acquisition of the Snapfish business from Hewlett-Packard Company. Its principal office is located at 10501 Rhode Island Avenue, Beltsville, Maryland 20705 and the telephone number is (301) 595-5651. Parent, headquartered in San Francisco, California, is a leading provider of online photo and personalized products to consumers in the United States, Australia, New Zealand and several European countries. Parent also provides online photo platform services for a number of blue-chip companies.

Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was organized by Parent to acquire the Company and has not conducted any other activities since its organization. All outstanding shares of capital stock of Purchaser are owned by Parent. The principal office of Purchaser is located at the same address as Parent’s principal office listed above, and Purchaser’s telephone number at that address is the same telephone number as Parent’s telephone number listed above.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and certain other information are listed in Schedule A to this Offer to Purchase. During the last five years, none of the Filing Persons or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to

Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Filing Persons or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of any Filing Person or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of the Company, and none of the Filing Persons or, to the knowledge of Purchaser and Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by Parent with the SEC pursuant to Rule 14d-3 under the Exchange Act (the “Schedule TO”), of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between any of the Filing Persons, any of their respective subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of the Filing Persons or, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

10.	Background of the Offer; Contacts with the Company

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company

The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these material contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

The following chronology does not purport to catalogue every conversation among the members of the Company Board or of the Parent’s manager, members of Company management or members of Parent management or the Company’s representatives or Parent’s representatives and other parties.

The manager and advisory board of Parent and Parent’s executive management regularly evaluate various strategies to improve Parent’s competitive position and enhance value for Parent’s members, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets as applicable to understand these companies’ businesses and evaluate potential opportunities.

In light of market and business dynamics, as well as the Company’s operating history, the Company Board, together with management, periodically reviews and assesses the Company’s business plan and potential strategic opportunities with the goal of maximizing stockholder value. In connection with such review, Company management, with oversight of the Company Board, has met, from time to time, with various third parties who expressed an interest in engaging in a strategic transaction with the Company. As part of this process, the Company Board and management have periodically evaluated whether the continued execution of the Company’s strategy as a standalone company or the sale of the Company to, or a combination of the Company with, a third party offers the best avenue to maximize stockholder value.

On December 27, 2017, the Company Board requested that management meet with a handful of financial advisors prior to the next Company Board meeting, with the goal of having at least one financial advisor make a presentation to the Company Board at its next meeting on the various strategic possibilities available to the Company to maximize stockholder value.

On February 27, 2018, in connection with the Company Board’s evaluation of strategic alternatives, representatives of Needham & Company, LLC (“Needham & Company”) made a presentation regarding the Company’s industry and Needham & Company’s perspective on the Company’s available strategic alternatives in light of market conditions and other competitive and business pressures. Following review of the various options available to the Company and a discussion of how to maximize stockholder value, the Company Board established a strategic committee (the “Strategic Committee”) of independent directors Alan Howe, Mary Ann Arico and Kenneth McBride to further evaluate various strategic alternatives, and authorized the Strategic Committee to determine whether it would be in the best interest of the Company and its stockholders to hire a financial advisor to assist the Strategic Committee with its evaluation of strategic alternatives and to hire such an advisor if deemed prudent.

Pursuant to an engagement letter dated March 19, 2018, the Company Board engaged Needham & Company as its financial advisor and directed Needham & Company to work with management to identify a list of parties that might be interested in pursuing a potential strategic transaction.

Between March 2018 and May 2018, the Strategic Committee, with input from Company management and representatives of Needham & Company, identified a group of parties, both strategic parties and financial sponsors, to contact as part of the Company’s exploration of potential strategic alternatives.

On April 5, 2018, as part of the strategic outreach process, the Company executed a Form Confidentiality Agreement with District Photo, Inc. (“DPI”), an affiliate of Parent.

On May 2, 2018, Company management and representatives from Needham & Company met in-person with Parent to discuss a potential strategic transaction.

On June 15, 2018, the Strategic Committee met with Company management and representatives of Needham & Company and Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), the Company’s outside counsel. During the meeting, representatives of Needham & Company provided the Strategic Committee with an update on the strategic process, noting that of the 97 parties contacted, 79 had expressed a lack of interest in proceeding further; Parent and eight other companies had either already held meetings with management or were reviewing materials; and nine others were still reviewing materials or discussing Form Confidentiality Agreements.

On June 26, 2018, the Strategic Committee met with Company management and representatives of Needham & Company and Pillsbury. During the meeting, representatives of Needham & Company reported that Parent and six other companies remained interested in a potential transaction. The Strategic Committee directed management to work with Needham & Company and Pillsbury to send out bid letters by the end of the week to Parent and six other companies.

On June 29, 2018, at the direction of the Strategic Committee, representatives of Needham & Company distributed bid procedures letters (“Bid Letters”) to Parent and six other companies. The Bid Letters required interested parties to submit an initial, non-binding proposal (“Indication of Interest”) for the acquisition of the Company no later than July 20, 2018.

On July 2, 2018, Company management and Parent management met telephonically to further discuss potential operational fit and synergies.

On July 16, 2018, Company management and representatives of Needham & Company met in-person with representatives of Parent to discuss a potential strategic transaction.

On July 20, 2018, representatives of Needham & Company received a written communication from Parent expressing an intent to continue in the process but that it was not in a position to submit a proposal at that time.

On July 23, 2018, the Strategic Committee met with Company management and representatives of Needham & Company and Pillsbury. During the meeting, representatives of Needham & Company reported that of the 97 parties contacted, only two companies had submitted indications of interests by the requested deadline of June 20, 2018, and that Parent had indicated it remained interested but was not able to submit an Indication of Interest on the requested timetable. The Strategic Committee instructed the representatives of Needham & Company to continue its dialogue with Parent.

On July 24, 2018, Kurt Sturn, an advisory board member of Parent and treasurer of DPI, an affiliate of Parent, had a telephone call with Fred E. Durham III, the Company’s CEO, regarding a potential transaction between Parent and the Company and confirmed Parent’s continued interest.

On July 31, 2018, representatives of Needham & Company received an Indication of Interest from Parent for an all-cash transaction to acquire all of the outstanding common stock of the Company for an aggregate purchase price of $25 million, which represented approximately $1.39 per share. The Indication of Interest also included a 90-day exclusivity period. That day, Company common stock closed at $1.21 per share.

On August 10, 2018, the Strategic Committee met with Company management and representatives of Needham & Company and Pillsbury to discuss the revised Indication of Interest submitted by Parent on August 9, 2018. The representatives of Needham & Company provided an overview of the revised Indication of Interest, including that it would be an all-cash transaction at $1.39 per share and that it involved a 90-day exclusivity period. The Strategic Committee discussed shortening the exclusivity period and including certain transaction document delivery milestones to ensure that progress on a potential transaction was being made during exclusivity. The Strategic Committee instructed the representatives of Needham & Company to approach Parent and provide it with an opportunity to improve its proposal with a deadline for submission of August 14, 2018.

Following the meeting with the Strategic Committee, the representatives of Needham & Company communicated with Parent. Parent indicated that it was willing to proceed with discussions at a per share price of $1.50 per share.

On August 14, 2018, Company management met in-person with Parent to discuss a potential strategic transaction. Additionally, on August 14, 2018, the Strategic Committee instructed Ekumene Lysonge, the Company’s General Counsel, with the assistance of Pillsbury, to negotiate a draft of an exclusivity agreement with Parent for presentation to the Strategic Committee. Over the following days, representatives of the Company and Parent negotiated the terms of the exclusivity agreement.

Starting on August 16, 2018 and continuing through the negotiations of the Merger Agreement and related ancillary documents, Parent and the Company engaged in discussions with respect to various due diligence matters on a regular basis. In connection with those discussions, the Company and DPI entered into a Reciprocal Confidentiality Agreement on August 16, 2018.

On August 16, 2018, the Strategic Committee was presented with a draft of the Exclusivity Agreement with DPI, which provided for an initial exclusivity period through September 14, 2018 that would automatically extend to October 5, 2018 so long as DPI delivered a substantially complete draft definitive agreement on or before September 14, 2018. Additionally, the Exclusivity Agreement provided that in the event the Company entered into discussions with, or provided information to, a third party regarding an alternative acquisition proposal that the Company Board determined would reasonably be expected to result in a transaction more favorable to the Company, or terminated the Exclusivity Agreement in connection therewith, the Company would be obligated to reimburse DPI for its expenses incurred in connection with the proposed transactions, not to exceed $200,000. The Strategic Committee authorized management to enter into an exclusivity agreement on such terms with DPI, and the parties entered into the Exclusivity Agreement on August 16, 2018.

On August 28 and 29, 2018, Company management and Parent management met in-person to further discuss operational fit and synergies.

On September 14, 2018, representatives of Parent confirmed to representatives of Needham & Company, Parent’s proposal to acquire all of the outstanding common stock of the Company at a price of $1.50 per share in cash. In addition, Arent Fox LLP, Parent’s outside counsel (“Arent Fox”), delivered a draft of a Merger Agreement to the Company. In response, on September 14, 2018, the Company confirmed Parent had satisfied the condition precedent to extending the exclusivity period to October 5, 2018, and agreed to extend the exclusivity period to October 5, 2018. On September 17, 2018, Arent Fox delivered a revised version of the Merger Agreement.

On September 20, 2018, Arent Fox delivered an initial draft of the Support Agreement to Pillsbury, which Pillsbury reviewed and, on September 22, 2018, delivered revisions to Arent Fox.

On September 21, 2018, Pillsbury sent a revised version of the Merger Agreement to Arent Fox.

On September 24, 2018, Kurt Sturn, representing Parent, contacted representatives of Needham & Company by phone and informed the representatives of Needham & Company that Parent intended to reduce the per share price from $1.50 in cash to $1.30 in cash for a number of reasons. Thereafter, the Company Board convened by phone on September 24, 2018 to discuss the indicated price reduction, with management and representatives of Needham & Company and Pillsbury in attendance. The Company Board directed the representatives of Needham & Company to indicate to Parent that the Company would not proceed with discussions regarding a transaction at $1.30 per share, but to indicate the Company’s continued willingness to move forward at the previously agreed upon price of $1.50 per share. As instructed, the representatives of Needham & Company communicated this message by phone later that evening to Mr. Sturn.

On the evening of September 25, 2018, Jasbir Patel, CEO of Parent, contacted representatives of Needham & Company and expressed continued concern as to a variety of items that would affect the price being offered. The representatives of Needham & Company again reiterated the Company Board’s refusal to accept $1.30 per share. Following the call, Mr. Patel emailed representatives of Needham & Company indicating that Parent was willing to move the offer to $1.45 per share. The representatives of Needham & Company communicated this revised offer to the Company Board and Company management.

On September 26, 2018, members of the Strategic Committee discussed the revised offer from Parent. The Strategic Committee determined and directed the representatives of Needham & Company to indicate to Parent the Company’s willingness to proceed with a transaction of $1.48 per share in cash, contingent upon Parent’s agreement with the Company’s proposal as to the remaining outstanding items. The representatives of Needham & Company communicated the Strategic Committee’s directive to Parent in the afternoon of September 26, 2018.

On September 26, 2018, Arent Fox sent a revised draft of the Merger Agreement and Support Agreement to Pillsbury, following, which representatives of the Company and Parent engaged in negotiations regarding certain open issues.

In the evening on September 26, 2018, Jasbir Patel, CEO of Parent, advised representatives of Needham & Company that Parent was tentatively prepared to sign a definitive agreement with the Company at a price of $1.48 in cash per share if the parties could agree on the final outstanding issues, which included the treatment of unvested equity awards and certain representations and warranties.

On September 27, 2018, Pillsbury sent a revised draft of the Merger Agreement and Support Agreement to Arent Fox, and the parties discussed the final open issues, which included the treatment of equity awards, certain representations and warranties, and price.

On September 27, 2018, the Company Board met with Company management, representatives of Needham & Company and Pillsbury to review the draft Merger Agreement and the outstanding issues, which included price and whether Parent was willing to cash-out certain unvested equity awards.

Following the meeting, Company management and Parent management discussed the final outstanding issues remaining in the Merger Agreement.

Later that evening, the Company Board met again with Company management, representatives of Needham & Company and Pillsbury to discuss the Merger Agreement. The Company Board unanimously agreed and determined that the Offer and the Merger were advisable and in the best interests of the Company and its stockholders, and the Company Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereunder.

The definitive Merger Agreement and the Support Agreements were executed following the Company Board meeting on September 28, 2018 and the transaction was announced prior to the opening of the Nasdaq Global Select Market.

On October 12, 2018, Purchaser commenced the Offer and filed the Schedule TO, of which this Offer to Purchase forms a part.

11.	Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for the Company

The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise subject to the terms and conditions set forth in the Merger Agreement. Stockholders of the Company who tender their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after tendering their Shares in the Offer or having their Shares cancelled in the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company stock.

If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. See “Summary of the Merger Agreement — The Merger” below. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the surviving corporation until further amended. Also at the Effective Time, the Amended and Restated Bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the surviving corporation until further amended. At the Effective Time, the directors of Purchaser will become the directors of the surviving corporation and the officers of the Company will become the officers of the surviving corporation, each until their respective successors are duly elected or appointed. See “Summary of the Merger Agreement — The Merger” below.

Parent and Purchaser currently plan to continue investing in the Company as a standalone business based in Louisville, Kentucky. Parent and Purchaser may conduct a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser’s plans may change based on further analysis including changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure or business. After the Merger, Parent may cause Purchaser to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Parent’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and which is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. Such information can be found elsewhere in this Offer to Purchase and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of the Company without considering the entirety of public disclosure about the Company as set forth in the Company’s filings with the SEC. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or in other public disclosures by the Company.

The Offer

The Merger Agreement provides for the commencement of the Offer by Purchaser. Purchaser’s obligation to accept for payment and to pay for any Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 — “Conditions to the Offer” (each, an “Offer Condition”). Parent and Purchaser expressly reserve the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, neither Parent nor Purchaser may (unless otherwise provided by the Merger Agreement): (i) amend, modify or waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Offer Price, except to the extent required to adjust appropriately and proportionally the Offer Price to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares, (iv) extend or otherwise change the expiration time of the Offer, except as provided in the Merger Agreement, (v) change the form of the consideration payable in the Offer, (vi) impose any condition to the Offer in addition to the Offer Conditions or amend or modify the Offer Conditions in a manner adverse in any material respect to any holders of Shares, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or (viii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, at the end of November 8, 2018, 20 business days following the date of the commencement of the Offer. Purchaser must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff that is applicable to the Offer. Purchaser will not be required to extend the Offer and the expiration date to a date later than the Outside Date (defined in the Merger Agreement as December 31, 2018) without the Company’s consent. In addition, if, at the time as of which the Offer is scheduled to expire, the Minimum Condition has not been satisfied or any other Offer Condition has not been satisfied or waived, Purchaser must, and Parent must cause Purchaser to, extend the Offer on up to two occasions at the Company’s request in consecutive increments of up to ten business days each in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition), provided that Purchaser will not be required to extend the Offer (i) to a date later than the Outside Date and (ii) at any time Purchaser or Parent is permitted to terminate the Merger Agreement.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Purchaser will irrevocably accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn) as promptly as practicable after the Expiration Time (as defined in the Merger Agreement).

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, there occurs a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price will be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

The Merger

The Merger Agreement provides for the merger of Purchaser with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and in accordance with Section 251(h) of the DGCL. As the surviving corporation, the Company will continue to exist following the Merger as a wholly owned subsidiary of Parent.

Upon consummation of the Merger, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the surviving corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and the Amended and Restated Bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, each until further amended as provided in accordance with their terms or in accordance with applicable law.

Effective Time

The Merger will be effective at the time the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger and agreed to by the Company and Parent in writing. Parent expects to complete the Merger as soon as practicable after the first time at which Purchaser irrevocably accepts for payment any Shares tendered pursuant to the Offer (the “Acceptance Time”) and the satisfaction or waiver of all other closing conditions. Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger as soon as practicable after the Acceptance Time and on the third business day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied only at the closing, but subject to the satisfaction or waiver of those conditions at such time). The conditions of the closing of the Merger are described below under the caption “Conditions to the Merger.”

Merger Consideration

Each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $1.48 in cash (“Offer Price”), without interest and less any applicable withholding taxes (the “Merger Consideration”), other than the following Shares:

•	Shares owned by the Company (as treasury stock or otherwise);

•	Shares that are owned by Parent or Purchaser, or any other Affiliate (as defined in the Merger Agreement) of Parent;

•

Shares held by the Company’s stockholders who properly demand and perfect appraisal rights pursuant to Sections 262 of the DCCL, as described in further detail in Section 15 “Certain Legal Matters — Appraisal Rights.”

Payment for the Shares

Parent will appoint Computershare Trust Company, N.A. to act as paying agent with respect to the Merger (the “Depositary”), and Parent will deposit, or cause to be deposited, with the Depositary cash amounts sufficient to enable the Depositary to make payments of the aggregate Merger Consideration payable to holders of then outstanding Shares.

Within three business days after the Effective Time, Parent and the surviving corporation will cause the Depositary to mail each person who was, immediately prior to the Effective Time, a holder of record of Shares, a Letter of Transmittal and instructions to surrender Share certificates or book entry Shares previously representing such Shares in exchange for payment. Parent will ensure that, upon surrender to the Depositary of each such Company stock certificate or book entry Share (or affidavits of loss in lieu of the Company stock certificate, as described below), together with a properly executed Letter of Transmittal, the holder of such Company stock certificate or book entry Share (or, as described below, the transferee of Shares previously represented by such Company stock certificate or book entry Share) will promptly receive in exchange the Merger Consideration for each Share formerly represented by such Company stock certificate or book entry Share. Exchange of any book entry Shares will be effected in accordance with the Depositary’s customary procedures with respect to securities represented by book entry.

Following the Effective Time, there will be no further transfer of Shares.

If any Company stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Depositary will issue in exchange for such certificate the Merger Consideration to be paid in respect of the Shares formerly represented by such certificate without any interest.

In the event of a transfer of ownership of certificated Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Company stock certificate (if applicable) previously representing such Share is presented to the Depositary, accompanied by all documents reasonably required by the Depositary to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

On or after the first anniversary of the Effective Time, the surviving corporation may cause the Depositary to deliver to the surviving corporation any funds made available by Parent to the Depositary which have not been disbursed to holders of Company stock certificates or book entry Shares in accordance with the Merger Agreement. Thereafter such holders will be entitled to look to Parent and the surviving corporation with respect to the cash amounts payable upon surrender of their Company stock certificates or book entry Shares. Neither the

Depositary nor the surviving corporation will be liable to any holder of a Company stock certificate or book entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

Treatment of Equity Awards

At the Effective Time, each: (i) vested and exercisable option to purchase Common Stock that has a per share exercise price less than the Merger Consideration will be converted into the right to receive the Merger Consideration (less the exercise price), without interest and subject to any required tax withholding; (ii) outstanding and unvested option held by a Continuing Employee (as defined in the Merger Agreement) that has a per share exercise price less than the Merger Consideration will be converted into an award to receive the Merger Consideration (less the exercise price), without interest and subject to any required tax withholding, on the earlier of the date such option is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date (as defined in the Merger Agreement), subject to continued employment through that date; (iii) (A) restricted stock unit that is scheduled to vest before December 31, 2018 (if the Merger occurs on or before December 31, 2018) and (B) restricted stock unit that becomes vested on the Closing Date will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding; (iv) outstanding and unvested restricted stock unit that is scheduled to vest after December 31, 2018 (or the Closing Date, if later) that is held by a Continuing Employee will be converted into an award to receive the Merger Consideration, without interest and subject to any required tax withholding, on the earlier of the date such restricted stock unit is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date, subject to continued employment through that date; (v) outstanding and unvested performance-based restricted stock units earned based on performance as of the Closing Date, which become fully vested, will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding; and (vi) outstanding and unvested performance-based restricted stock units earned based on performance as of the Closing Date that do not become fully vested at the Effective Time, will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding, on the earlier of the date such performance share unit is scheduled to vest (subject to achievement of the vesting conditions) and the first anniversary of the Closing Date, subject to continued employment through that date.

Any Stock Options that (i) have an exercise price equal to or greater than the Merger Consideration or (ii) are unvested and not held by a Continuing Employee will be cancelled and no payment will be made in respect of those Stock Options. Each unvested Company restricted stock unit that is scheduled to vest after December 31, 2018 (or the Closing Date, if later) that is not held by a Continuing Employee, shall be forfeited at the Effective Time for no consideration. The payments related to the Company equity awards will be made as soon as practicable following the Effective Time, without interest and reduced by any applicable withholding taxes upon the terms and subject to the conditions set forth in the Merger Agreement and in this Offer to Purchase.

Representations and Warranties

In the Merger Agreement, the Company made representations and warranties relating to, among other things:

•	corporate matters such as organization, good standing, qualification, power and authority;

•	capitalization;

•	financial statements and filings with the SEC;

•	disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes since December 31, 2017;

•	intellectual property;

•	real properties;

•	material contracts;

•	compliance with laws and its possession of, and compliance with, permits;

•	absence of legal proceedings;

•	taxes;

•	employee benefit plans and arrangements;

•	labor matters;

•	environmental matters;

•	insurance coverage;

•	corporate authority and board recommendation relative to the Merger Agreement;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•	inapplicability of takeover statutes on the Merger;

•	opinion of the Company’s financial advisor;

•	brokers and finders; and

•	accuracy of information set forth in the Schedule TO or in other offer documents.

In the Merger Agreement, Parent and Purchaser each made representations and warranties relating to, among other things:

•	corporate matters, such as organization, good standing, qualification, power and authority;

•	absence of legal proceedings;

•	corporate authority and board recommendation relative to the Merger Agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	ownership of Shares;

•	sufficiency of funds to consummate the Offer and the Merger;

•	accuracy of information supplied for purposes of the disclosure documents related to the Offer; and

•	brokers and finders.

Many of the Company’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date (defined in the Merger Agreement as December 31, 2018).

None of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•

events, changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory, trade or business conditions in the countries in which the Company operates or where its products or services are contracted for, distributed or sold;

•

events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company operates or in the geographic markets in which it operates or where its products or services are contracted for, distributed or sold;

•

any loss of, or adverse event, change, development, circumstance or fact in or with respect to, the relationship of the Company, contractual or otherwise, with customers, employees, licensors, licensees, suppliers, distributors, partners or any similar relationship resulting from the entry into, or public announcement of, the Merger Agreement or any of the transactions contemplated by the Merger Agreement;

•	events or changes in applicable accounting standards, including GAAP, or in any applicable Law;

•

any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure, to the extent not otherwise expressly excepted from being taken into account by any of the foregoing and following exceptions of the definition of “Material Adverse Effect”, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

•

any event, change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather event or natural disaster, or any outbreak of illness or other public health event, epidemic or pandemic, however and by whomever (other than the Company or any of its Affiliates or Representatives (as defined in the Merger Agreement)) caused;

•

any actions required to be taken by the Company pursuant to the Merger Agreement (except for any obligation to operate in the Ordinary Course of Business (as defined in the Merger Agreement)) or, with Parent’s prior written consent pursuant to the Merger Agreement or at Parent’s written request, any actions permitted to be taken by the Company;

•	any action not taken by the Company pursuant to the Merger Agreement or with Parent’s prior written consent or at Parent’s written request;

•

a decline in the market price of the Shares on NASDAQ; provided that any event, change, development or effect underlying such decline in market price, to the extent not otherwise expressly excepted from being taken into account by any of the exceptions to the definition of “Material Adverse Effect”, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

•

any Proceeding (as defined in the Merger Agreement) (whether asserted derivatively in the name and right of the Company, directly by any holder of Shares, in the nature of a class action, or otherwise) arising out of or in connection with any actions or omissions to act, or alleging or asserting any breach of fiduciary duty or violation of any law, statute, regulation, ordinance, ruling or other requirement put into effect by a governmental entity by any of Parent and its Affiliates or the Company, in each case with respect to the negotiation, decision to enter into, execution, delivery and/or performance by the Parties of the Merger Agreement;

•

any act or omission to act by Parent or Merger Sub (including any action, omission to act, breach or violation by Parent or Merger Sub of or with respect to any of their respective obligations and agreements under the Merger Agreement);

Any effects referred to in any of the first, second, fourth and sixth bullets listed above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent that the Company is adversely and disproportionally affected relative to other similarly situated companies in the industry in which the Company operates.

Conduct of Business Prior to Closing

The Company has agreed in the Merger Agreement that during the period from the date of the Merger Agreement through the Effective Time, except (i) to the extent Parent otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement, (iii) as contemplated or permitted by the Merger Agreement, (iv) required by the express terms of any material contract of the Company, or (v) as may be required by law, the Company will not do any of the following, subject to certain specified ordinary course exceptions:

•	amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

•	form, incorporate or organize any subsidiaries;

•

merge or consolidate the Company with any other individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind (each, a “Person”) or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•	acquire assets from any other Person, other than acquisitions of assets valued less than $100,000 individually or $250,000 in the aggregate;

•

issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of the Company, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than (A) the Support Agreements and (B) the issuance of shares of capital stock in respect of Company’s equity awards outstanding as of the date of the Merger Agreement or issued after the date of the Merger Agreement in accordance with the Merger Agreement;

•

enter into any contracts or other arrangements between the Company, on the one hand, and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand, except for compensatory arrangements consistent with the terms of the Merger Agreement and transactions with Parent or its Affiliates;

•	create or incur any encumbrance;

•	make any loans, advances, guarantees or capital contributions in excess of $50,000 to or investments in any Person;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares);

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) in excess of $50,000;

•	enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) had it been entered into prior to the Merger Agreement;

•

terminate or amend, modify, supplement or waive in any material respect, or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Company Material Contract, except for terminations, amendments, modifications, assignments, conveyances, transfers or expirations where, concurrent therewith, the Company enters into a replacement contract providing substantially similar property, products or services on substantially similar terms;

•	cancel, modify or waive any debts or claims held by the Company in excess of $100,000 or waive any material rights;

•

except as expressly provided for by the Merger Agreement, amend, modify, terminate, cancel or let lapse an insurance policy, unless simultaneous with such termination, cancellation or lapse, replacement self-insurance programs are established by the Company or replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing are in full force and effect, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed insurance policies for substantially similar premiums, as applicable, as in effect as of the date of the Merger Agreement;

•

other than with respect to litigation brought or threatened against the Company, the Company Board or officers of the Company in connection with the transactions contemplated by the Merger Agreement, settle or compromise any proceeding for an amount in excess of $100,000 individually or $250,000 in the aggregate;

•	make any changes with respect to the legal structure of the Company or to its accounting policies or procedures, except as required by changes in applicable Law or GAAP;

•

enter into any line of business in any geographic area other than the existing lines of business of the Company and lines of products and services reasonably ancillary to any existing line of business, in any geographic area for which a license (if one is required) authorizing the conduct of such business, product or service in such geographic area is held by it, or, except as currently conducted, engage in the conduct of any business in any jurisdiction that would require the receipt or transfer of any license issued by any governmental entity;

•	make any material changes to the existing lines of business of the Company or adopt or make any material modifications to the Company’s strategic plan;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended material tax Return, enter into any closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund or take any action which would be reasonably expected to result in an increase in the tax liability of the Company, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the tax liability of Parent or its Affiliates;

•

transfer, sell, lease, divest, cancel, allow to lapse or expire, or otherwise dispose of or transfer, or permit or suffer to exist the creation of any encumbrance upon, any material assets (tangible or intangible, including any intellectual property rights), licenses, product lines or businesses of the Company, except in connection with sales of obsolete assets;

•	cancel, abandon or otherwise allow to lapse or expire any intellectual property rights owned or exclusively licensed to, or purportedly owned or exclusively licensed to, the Company;

•

amend or fail to comply with the Company’s Privacy and Security Policies (as defined in the Merger Agreement), or alter the operation or security of any IT Assets (as defined in the Merger Agreement) owned, used or held for use in the operation of the Company’s business, in each case, in a manner that would be less protective of any IT Assets, personal information or any other confidential or proprietary information that is in the Company’s possession or control, including any information stored on or processed by such IT Assets;

•

except as required pursuant to the terms of any of Company Benefit Plan (as defined in the Merger Agreement) in effect as of the date of the Merger Agreement and as disclosed by the Company in accordance with the Merger Agreement, (A) increase in any manner the compensation or fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any benefit plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of the Merger Agreement, except in connection with annual renewals or as required to comply with applicable law, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) except as disclosed by the Company, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or make any extensions of credit in the form of a personal loan to any Company employee (other than routine travel advances issued in the ordinary course of business), (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000, or (H) terminate the employment of any executive officer other than for cause;

•

become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

•	fail to maintain policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and other anti-bribery laws;

•

fail to maintain policies and procedures designed to ensure compliance with the export and sanctions regulations in each jurisdiction in which the Company operates or is otherwise subject to jurisdiction;

•	take any action or fail to take any action that is reasonably expected to result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or

•	Agree, authorize, or commit to do any of the foregoing actions.

No Solicitation of Other Offers

Under the Merger Agreement, the Company has agreed that, except as expressly permitted by the Merger Agreement, it will not, and will direct its representatives not to:

•

initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be likely to lead to, an Acquisition Proposal (as defined below);

•

engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or would reasonably be likely to lead to, a Superior Proposal (as defined below) and to inform any Person who has made any inquiry with respect to, or who has made, an Acquisition Proposal of the Company’s non-solicitation restrictions;

•

provide any information or data concerning the Company or access to the Company’s properties, books and records to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement (other than a permitted confidentiality agreement) (each, an “Alternative Acquisition Agreement”);

•

take any action to exempt any third party from the restrictions on “business combinations” or acquisitions or voting of Common Stock under any applicable takeover statute or otherwise cause such restrictions not to apply;

•

except where the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; or

•	agree, authorize or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in the Merger Agreement, the Company may (i) provide information requested by a person who has made an unsolicited bona fide written Acquisition Proposal and (ii) engage in discussions and negotiations with such person, if and only to the extent that, prior to taking any action described in (i) and (ii) above, the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is likely to lead to a Superior Proposal and that, based on the information then available, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties.

In addition, in order to provide information to any Person making an unsolicited bona fide written Acquisition Proposal, such Person must execute a confidentiality agreement on terms not less restrictive to such person than those contained in the confidentiality agreement the Company entered into with DPI on April 5, 2018, and on terms that will not prohibit the Company from complying with the terms of the Merger Agreement. If the Company provides any information to such Person not previously provided to Parent, a copy of such information must be delivered to Parent not later than 24 hours after the time such information is provided to such Person. The Company has agreed to promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or acquisition inquiry) notify Parent in writing of such acquisition proposal, acquisition inquiry or any request for non-public information or data concerning the Company (which notification will include the identity of the Person making such proposal or request and the material terms and conditions thereof), and will thereafter keep Parent reasonably informed of any material change to the terms of the acquisition proposal or acquisition inquiry (but, in any event, within 24 hours of any substantive development or change in status).

The Company will, and will ensure that its representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any third party relating to any Acquisition Proposal or acquisition inquiry, provided, however, that the foregoing will not in any way limit or modify any of the Company’s rights pursuant to the terms of the Merger Agreement. The Company also agreed that to the extent it has not previously done so, it will promptly request each third party that has executed a confidentiality agreement in connection with such person’s consideration of a transaction involving, or the acquisition of, the Company (or any portion thereof) to return or destroy all confidential information heretofore furnished to such person or its representatives by or on behalf of the Company.

The Merger Agreement defines an “Acquisition Proposal” as any (a) proposal, offer, inquiry or indication of interest (other than one made or submitted to the Company by Parent or its Affiliates, including Purchaser) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or (b) acquisition by any Person or “group” (as defined in Section 13 of the Exchange Act), other than Parent or Purchaser, in either case of (a) or (b), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act), other than Parent or Purchaser, becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 25% or more of the total voting power of the then-outstanding equity securities of the Company, or 25% or more of the consolidated net revenues, net income or total assets of the Company, in each case other than the transactions contemplated by this Agreement.

The Merger Agreement defines a “Superior Proposal” as an unsolicited, bona fide written Acquisition Proposal (with all references to 25% contained in the definition of “Acquisition Proposal” to be references to 50%) which the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger Agreement proposed by Parent made prior to the time of determination pursuant to the terms of the Merger Agreement) and (b) is capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory and approval requirements (including receipt of the requisite approval of the holders of Shares, including, for the avoidance of doubt, any Shares issued by the Company pursuant to the exercise of options), the sources, availability and terms of any required financing and the existence of a financing contingency, and the identity of the Person or Persons making the proposal.

In addition to the rights described above, the Company may terminate the Merger Agreement, pay a termination fee and enter into a definitive agreement with respect to a Superior Proposal under certain circumstances described below.

Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal

After careful consideration, the Company Board unanimously (a) adopted and declared advisable the Merger Agreement and transactions contemplated thereby, including, without limitation, the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) resolved that the Merger Agreement will be effected as soon as practicable following the expiration time of the Offer without a vote of the Company’s stockholders under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Recommendation”).

The Merger Agreement provides that neither the Company Board, nor any committee thereof, will:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Recommendation;

•	fail to include the Recommendation in the Schedule 14D-9;

•

if any Acquisition Proposal (other than an acquisition proposal in the circumstances described in the bullet below) has been made public, fail to reaffirm the Recommendation as promptly as practicable (but in any event within five business days) after receipt of a written request to do so from Parent;

•

fail to recommend rejection of any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such tender or exchange offer;

•

approve, authorize or recommend or publicly declare advisable any Acquisition Proposal or other proposal that would be reasonably likely to lead to an Acquisition Proposal or any Alternative Acquisition Agreement; or

•	agree, authorize or commit to do any of the foregoing (any action or omission described in the bullets above being referred to as a “Change of Recommendation”)

However, at any time prior to the Acceptance Time, the Company Board may, under specified circumstances, make a Change of Recommendation if the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that:

•

in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to terminate the Merger Agreement pursuant to the terms of the Merger Agreement to enter into an Alternative Acquisition Agreement for such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable law; provided, that such right shall be eligible for unsolicited, bona fide Acquisition Proposals that were not obtained in violation of the Company’s obligations under the Merger Agreement; and

•

if such action relates to any Acquisition Proposal, that such Acquisition Proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal.

However, the Company Board may make a Change of Recommendation as described above only if the Company provides Parent with at least four business days’ notice of its intention to take such action and specifying in reasonable detail the reasons for doing so, including in the case of any Acquisition Proposal a reasonably detailed description of the Superior Proposal, provided that, prior to taking such action:

•	the Company has not entered into any Alternative Acquisition Agreement; and

•	the Company and its advisors negotiate with Parent (to the extent Parent desires to negotiate) in good faith during such notice period.

Any material amendment or revision to the financial or other substantive terms of any Superior Proposal made to the Company will be deemed a new Acquisition Proposal that will require giving of new notice to Parent and the commencement of a new two business day notice period, during which the Company must again comply with the requirements summarized above. In addition, if the Company Board decides to terminate the Merger Agreement with Parent following receipt of a Superior Proposal upon the terms summarized above, the Company must pay the applicable termination fee as described in further detail below under the caption “Termination Fee.”

The Company Board may also, at any time prior to the Acceptance Time, under specified circumstances, make a Change of Recommendation if the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that in light of such Intervening Event, a failure to make a Change of Recommendation would be inconsistent with the fiduciary duties of the Company Board.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement (which in some cases limit the extent to which reasonable best efforts would require certain actions), each of the Company and Parent have agreed to use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement. Each of the Company and Parent agreed to promptly use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to applicable law, the Exchange Act and other applicable laws with respect to the Offer and the Merger. Parent and the Company also agreed that Parent shall have the right to direct all matters with any governmental entity, provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, that appears in any filing made with, or written materials submitted to any governmental entity in connection with the transactions contemplated by this Agreement.

The Company and Parent also agreed to promptly provide all information requested by any governmental entity in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement.

The Merger Agreement also requires the Company and Parent to use their commercially reasonable efforts to (i) obtain all consents, registrations, approvals, permits and authorizations necessary from any third party in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) take all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement.

Nothing in the Merger Agreement requires Parent or Purchaser or any of their affiliates to take any action (1) to resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened judgment or order seeking to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement or (2) to agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action that would be reasonably likely to have a material adverse effect on the anticipated benefits to Parent and its Affiliates of the transactions contemplated by this Agreement; provided that Parent may compel the Company to agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger. In no event will the Company or its Affiliates agree to any term, condition, liability, obligation, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the obtaining of any governmental consent, registration, approval, permit or authorization necessary that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

Each of the Company and Parent also agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including:

•	notifying the other of any notices or communications from or with any Governmental Entity concerning the Merger or other transactions contemplated by the Merger Agreement;

•

giving the other parties copies of written notices or other communications received from any third party, including any governmental entity, with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; and

•	furnishing the other with all information as may be necessary or advisable to effect the notices and communications contemplated by the foregoing bullets.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, whether or not the Offer and the Merger are consummated.

Indemnification and Insurance

The Merger Agreement provides that all existing rights to indemnification with respect to matters existing or occurring at or prior to the Effective Time that the present and former directors and officers of the Company are entitled to that are contained in the organizational documents of the Company as in effect as of September 28, 2018 will survive the Merger.

For a period of six years after the Effective Time, Parent will, or will cause the surviving corporation to obtain and fully pay the premium for all “run off” or “tail” insurance policies for the extension of (i) officers’ and directors’ liability insurance covering the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, for a claims reporting or discovery period of the six year period following the Effective Time.. In satisfying this obligation neither Parent nor the surviving corporation will be obligated to pay annual premiums in excess of 300% of the amount of the current aggregate annual premium paid by the Company.

Employee Benefits

For a period not less than twelve months following the closing date of the Merger, or if shorter, during the period of employment, Parent will, or will cause the surviving corporation to provide to each employee of the Company who continues employment with Parent or the surviving corporation following the Effective Time (the “Continuing Employees”) with each of the following:

•

an annual base salary or base wage rate and incentive compensation (but excluding equity incentives) (as applicable) that is no less than that provided to such Continuing Employees immediately prior to the Effective Time;

•	retirement and welfare benefits under the Company Benefit Plan in effect prior to the Effective Time

Parent will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable plan of Parent or its Affiliate, as if such service had been performed with Parent, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:

•

Parent’s reasonable access to the Company’s employees, properties, books, contracts and records between the date of the Merger Agreement and the Effective Time (subject to applicable legal obligations and restrictions);

•	press releases and other public announcements relating to the Offer, the Merger and the transactions contemplated by the Merger Agreement; and

•	control of stockholder litigation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	Purchaser will have accepted for payment all Shares validly tendered pursuant to the Offer and not withdrawn; and

•	no governmental entity will have instituted any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by mutual written agreement of the Company and Parent.

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by either the Company or Parent upon written notice to the other if:

•	the Acceptance Time has not occurred on or before December 31, 2018 (the “Outside Date”); or

•

any law, ruling or order is enacted that makes the acceptance for payment of, or the payment for Shares tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger.

The Merger Agreement may be terminated by the Company Board upon prior written notice to Parent at any time prior to the Acceptance Time, in which case, the Offer and the Merger will be abandoned if:

•

prior to the expiration time of the Offer and following a Change of Recommendation, but only if (i) the Company is not then in material breach of its obligations summarized in “No Solicitation of Other Offers” and (ii) the Change of Recommendation occurred pursuant to and in accordance with the terms and conditions governing a Superior Proposal or Intervening Event; or

•

Parent or Purchaser has breached or failed to perform in any material respect its representations, warranties, covenants or agreements under the Merger Agreement, if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer, the Merger or any other transactions contemplated by the Merger Agreement and such breach or failure is not curable or not cured within 20 business days of the date that the Company gives notice of such breach to Parent.

The Merger Agreement may be terminated by the Company upon prior written notice to Parent if Purchaser fails to consummate the Offer within three business days of when required to do so in accordance with the terms of the Merger Agreement.

The Merger Agreement may be terminated by Parent upon prior written notice to the Company at any time prior to the Effective Time, in which case, the Offer and the Merger will be abandoned if:

•	the Company Board makes a Change of Recommendation; or

•

the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under the Merger Agreement, such that certain Offer conditions are not satisfied and such breach or condition is not curable or not cured within 20 business days of the date that Parent gives notice of such breach to the Company.

Termination Fees

If the Merger Agreement is terminated and the Offer and the Merger are abandoned by the Company or by Parent or Purchaser under the situations described in further detail below, the Company may be required to pay a Termination Fee to Parent.

The Company must pay the Superior Proposal Termination Fee to Parent if:

•

the Merger Agreement is validly terminated by Parent or the Company because (i) the Acceptance Time has not occurred on or before December 31, 2018 and (ii) (A) prior to such termination, any Person shall have made and publicly announced an Acquisition Proposal (whether or not conditional) and such Acquisition Proposal shall not have been publicly withdrawn prior to the date of termination and (B) within 12 months after such termination, the Company shall have entered into, the transactions contemplated by, an Alternative Acquisition Agreement with respect to a qualifying Acquisition Proposal and such transaction is subsequently consummated;

•	The Merger Agreement is terminated by Parent because the Company Board makes a Change of Recommendation; or

•	The Merger Agreement is terminated by the Company because the Company Board makes a Change of Recommendation.

For purposes of the Merger Agreement, “Superior Proposal Termination Fee” means $900,000.

The Company must pay the Intervening Event Termination Fee to Parent if the Merger Agreement is terminated: (i) by Parent as a result of a Change of Recommendation in connection with an Intervening Event; or (ii) by the Company as a result of a Change of Recommendation made in connection with an Intervening Event.

For purposes of the Merger Agreement, “Intervening Event Termination Fee” means an equal to the documented, out-of-pocket expenses of Parent incurred in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $400,000.

For purposes of the Merger Agreement, “Intervening Event” means any material event, change, effect, condition, development, fact or circumstance with respect to the Company or the business of the Company, in each case taken as a whole, that (a) is unknown and not reasonably foreseeable by any member of the Company Board or executive officer on the date of the Merger Agreement, (b) does not relate to any Acquisition Proposal and (c) does not result from a breach of the Merger Agreement by the Company or its or their Affiliates or Representatives.

The Merger Agreement provides that in no event will the Company have to pay both the Superior Proposal Termination Fee and the Intervening Event Termination Fee or be required to pay either of the Superior Proposal Termination Fee or the Intervening Event Termination Fee on more than one occasion. The Merger Agreement also provides that if the Company fails to promptly pay either termination fee to Parent, and Parent or Purchaser commences a suit in order to obtain such payment, which suit results in a judgment against the Company for the termination fee (or a portion thereof), the Company must pay Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with any applicable interest on the amount of the fee.

Specific Performance

Each of the parties is entitled to specific performance to enforce performance of any covenant or obligation under the Merger Agreement or injunctive relief to prevent any breach thereof.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement by executed written agreement at any time prior to the Acceptance Time.

At any time before the Effective Time, each of the parties to the Merger Agreement may extend the time for performance or waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by applicable law.

Summary of the Support Agreements

Concurrent with the execution and delivery of the Merger Agreement, on September 28, 2018, each of Fred Durham III (Chief Executive Officer of the Company and member of the Company Board), Alan B. Howe (member of the Company Board), Anthony Allen (member of the Company Board), Mary Ann Arico (member of the Company Board), Ekumene Lysonge (Vice President, Secretary and General Counsel of the Company), the Jain Family Trust (stockholder of the Company), Maheesh Jain (stockholder of the Company), Kenneth McBride (member of the Company Board), Phillip Milliner (Chief Financial Officer) and MILFAM LLC (stockholder of the Company) (collectively, the “Supporting Stockholders”) entered into support agreements (the “Support Agreements”) with Parent and Merger Sub, pursuant to which each of the Supporting Stockholders agreed, among other things, to tender his, her or its shares currently outstanding and any shares acquired during the term of the applicable Support Agreement (including exercised options and vested stock units) (the “Subject Shares”) of Common Stock pursuant to the Offer. The Subject Shares represented, in the aggregate, approximately 51.4% of the outstanding shares of Common Stock outstanding as of September 21, 2018; provided, however, that, if all options and stock units to which the Supporting Stockholders are entitled were to vest and be exercised, then the

Subject Shares would represent, in the aggregate, approximately 58.3% of the outstanding shares of Common Stock. Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders agreed, among other things, to tender their shares of Common Stock in the Offer no later than ten business days following the commencement of the Offer. Without in any way limiting any of the Supporting Stockholder’s right to vote the Subject Shares in its sole discretion on any other matters, the Support Agreements also grant to, and appoint Parent (and its designees) as each Supporting Stockholder’s proxy and attorney-in-fact to vote all Subject Shares or to grant a consent or approval in respect of the Subject Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereunder and/or, (ii) against (A) any action or agreement which is intended or would reasonably be expected to materially impede, delay, postpone, interfere with, nullify or prevent, the Offer or the Merger, (B) any Acquisition Proposal (as defined in the Merger Agreement) and any action in furtherance of any Acquisition Proposal, or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition to the Offer not being satisfied, and/or (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company stockholders. Each of the Support Agreements terminates immediately upon, among others, the occurrence of any of the following: (x) termination of the Merger Agreement in accordance with its terms; (y) any amendment to the Merger Agreement without the Supporting Stockholder’s consent that decreases the Offer Price; or (z) any amendment to the Merger Agreement not approved by the Board without the Supporting Stockholder’s consent that materially and adversely affects the Supporting Stockholder.

The foregoing summary is qualified in its entirety by reference to the complete text of the Support Agreements, the form of which is filed as Exhibit 99.1 to Current Report on Form 8-K filed by the Company on September 28, 2018 and is incorporated herein by reference.

Summary of the Form Confidentiality Agreement

On April 5, 2018, the Company and District Photo, Inc. (“DPI”), an affiliate of Parent, entered into a confidentiality agreement (the “Form Confidentiality Agreement”), pursuant to which, subject to certain exceptions, DPI agreed to, and to cause its affiliates to, keep confidential certain non-public information relating to the Company in connection with a possible transaction with the Company. DPI also agreed under the Confidentiality Agreement not to solicit for hire any Company employee to whom it was introduced or otherwise had contact with as a result of its consideration of potential transaction for a period of one year after the date of the Form Confidentiality Agreement. In addition, DPI agreed to a standstill provision pursuant to which DPI agreed not to, and to cause its affiliates not to, take certain acquisition-related actions until the expiration of the one year period following the date of the Form Confidentiality Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Form Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO filed by Parent with the SEC on October 12, 2018 and is incorporated herein by reference.

Summary of the Reciprocal Confidentiality Agreement

On August 16, 2018, the Company and DPI entered into a Reciprocal Confidentiality Agreement (the “Reciprocal Confidentiality Agreement”), pursuant to which, subject to certain exceptions, each of the Company and DPI agreed to keep confidential certain non-public information relating to the other party in connection with a possible transaction. The foregoing summary is qualified in its entirety by reference to the complete text of the Reciprocal Confidentiality Agreement, which is filed as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO filed by Parent with the SEC on October 12, 2018 and is incorporated herein by reference.

Summary of Exclusivity Agreement

On August 16, 2018, the Company and DPI entered into an Exclusivity Agreement (the “Exclusivity Agreement”), pursuant to which, for an initial period ending September 14, 2018 (that would automatically extend to October 5, 2018 so long as DPI or one of its affiliates delivered a substantially complete draft definitive agreement on or before September 14, 2018), the Company agreed not to, and to cause its affiliates and representatives not to, encourage, initiate, solicit, entertain, negotiate, accept or discuss with any person other than DPI and its affiliates any proposal for a strategic transaction. Additionally, the Exclusivity Agreement provided that in the event the Company entered into discussions with, or provided information to, a third party regarding an alternative acquisition proposal that the Company Board determined would reasonably be expected to result in a transaction more favorable to the Company, or terminated the Exclusivity Agreement in connection therewith, the Company would be obligated to reimburse DPI for its expenses incurred in connection with the proposed transactions, not to exceed $200,000. The foregoing summary is qualified in its entirety by reference to the complete text of the Exclusivity Agreement, which is filed as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO filed by Parent with the SEC on October 12, 2018 and is incorporated herein by reference.

12.	Source and Amount of Funds

Parent and Purchaser estimate that Purchaser will need up to approximately $27 million to purchase all of the Shares pursuant to the Offer and the Merger Agreement, to consummate the Merger (including payments for options, restricted stock awards and any other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to pay related fees and expenses, which Parent plans to finance using cash on hand, including cash held by the Company. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer;

•	the Offer is not subject to any financing condition;

•	we are offering to purchase all of the outstanding Shares in the Offer; and

•	we, through Parent, will have sufficient funds in available cash to purchase all Shares pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

13.	Conditions to the Offer

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Purchaser will not be obligated to irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to purchase or return the tendered Shares promptly after termination or withdrawal of the Offer), purchase any Shares validly tendered (and not validly withdrawn prior to the expiration time of the Offer) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its controlled Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent at least a majority of the Shares then outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”)

In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase any Shares validly tendered (and not validly withdrawn prior to the expiration time of the Offer) pursuant to the Offer (and not theretofore accepted for purchase) if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events shall have occurred and be continuing at the expiration time of the Offer:

•	the Merger Agreement has been terminated in accordance with its terms;

•

any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits, or issued an order, whether temporary, preliminary, or permanent, or taken any other action, that makes illegal, enjoins or otherwise prohibits, in each case, the consummation of the Offer or the Merger;

•

(i) other than representations set forth in clauses (ii), (iii) and (iv) below, the representations and warranties of the Company set forth in the Merger Agreement are not true and correct in all respects (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement or as of immediately prior to the expiration time of the Offer as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty is not true and correct as of such particular date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; (ii) the representation and warranty of the Company set forth in Sections 6.3(a)-(c) of the Merger Agreement are not true and correct (other than de minimis inaccuracies) as of the date of the Merger Agreement or as of immediately prior to the expiration time of the Offer as though made on and as of such date and time (except to the extent that such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty is not true and correct as of such particular date); and (iii) the representations and warranties of the Company set forth in Sections 6.4, 6.11(b) and 6.22 of the Merger Agreement are not true and correct in all respects as of the date of the Merger Agreement or as of immediately prior to the expiration time of the Offer as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty is not true and correct as of such particular date);

•

the Company has not performed or complied in all material respects with the obligations or covenants required to be performed by it under the Merger Agreement required to be performed by or complied with by it at or prior to the Offer Closing;

•

since the date of the Merger Agreement, there has occurred any event, change, development, circumstance, fact or effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; and

•

Parent has not received at the Acceptance Time a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to the effect that the conditions described in the immediately preceding three bullets have been satisfied.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived (to the extent permitted by applicable law) by Parent and Purchaser, in whole or in part at any time and from time to time at or prior to the expiration time of the Offer, in their sole discretion (except for the Minimum Condition which may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any of its capital stock. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Other Covenants.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In such an event, Purchaser may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions to the Offer.”

Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Offer and the Merger are not reportable transactions under the HSR Act and, as a result, these requirements do not apply to Parent or Purchaser in connection with Purchaser’s acquisition of Shares in the Offer (and the Merger).

Parent and the Company also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and its affiliates and the Company are engaged, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions to the Offer.”

Stockholder Approval. The Company has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. As described below, a vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than the percentage of shares of the class of stock of the constituent corporation that would otherwise be required to adopt the merger agreement following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such constituent corporation into itself, or itself into such constituent corporation, without any action or vote on the part of the stockholders of such other corporation. According to the Company’s Amended and Restated Certificate of Incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

State Takeover laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 would prevent an “interested stockholder” (generally defined as a person beneficially owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Company has represented to us in the Merger Agreement that the Company has, in accordance with the provisions of Section 203, taken all action necessary to exempt the Offer, the Merger, the Merger Agreement, the Support Agreements and the transactions contemplated thereby from Section 203 of the DGCL, and that, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies to any such transactions. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 — “Conditions to the Offer.”

Appraisal Rights. No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who do not tender in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the “fair value” of their Shares after the Merger is completed. The term “fair value” means the value of the Shares immediately before the Effective Time and may be less than, equal to or greater than the Offer Price.

As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and November 1, 2018, which is 20 days after the mailing of the Schedule 14D-9 (which date of mailing is October 12, 2018), deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of the Company desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw its, his or her demand for appraisal by delivering to us a written withdrawal of its, his or her demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Company’s stockholders wishing to pursue appraisal rights with respect to the Merger consult their legal advisors.

Any merger or other similar business combination with the Company would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained Computershare Trust Company, N.A., to act as the Depositary and MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer and the Merger. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under “ — Certain Information Concerning the Company — Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SNAPFISH, LLC

SNAPFISH MERGER SUB, INC.

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS, MANAGERS AND THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.	Manager, Advisory Board Members and Executive Officers of Parent.

The name, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years, of each manager and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The current business address of each manager, advisory board member and officer of Parent is 10501 Rhode Island Avenue, Beltsville Maryland 20705. The current business telephone number of each manager, advisory board member and officer is (301) 937-5300.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Neil Cohen United States of America Manager; Chairman of Advisory Board	Neil Cohen has been the Manager and Chairman of Parent’s Advisory Board since its acquisition in 2015. Mr. Cohen has been the President and CEO of District Photo, Inc., since 2008, which provides fulfillment services for Parent and a number of other companies serving consumers in the online photo product personalization industry.

Keith Cohen United States of America Advisory Board Member	Keith Cohen has been a member of Parent’s advisory board since its acquisition in 2015. He is currently President of District Print, which is the commercial division of District Photo, Inc., a role to which he was appointed March 2018. Previously, he was Vice President of Logistics at District Photo, Inc., where he has been employed since 2003.

Jasbir Patel United States of America Chief Executive Officer; Advisory Board Member	Jasbir Patel has been the Chief Executive Officer of Parent and member of its Advisory Board since January 2016. Prior to January 2016, he served in multiple capacities, most recently Divisional Vice President — Retail Transformation — Walgreens Boots Alliance — for the Walgreen Company for 28 years.

Jeffrey Sim United States of America Chief Financial Officer; Advisory Board Member	Jeffrey Sim is a member of Parent’s Advisory Board and the Chief Financial Officer of Parent, a role to which he was appointed in June 2015. Prior to joining Parent, Mr. Sim was Chief Financial Officer of American Forest Products, LLC for six years.

Allen Steinman United States of America Advisory Board Member	Allen Steinman is a member of Parent’s Advisory Board and is Executive Vice President of District Photo, Inc., a role to which he was appointed March 2017. Previously, he was Senior Vice President of Marketing & Business Development at District Photo, Inc. where he has been employed for more than 20 years.

Kurt Sturn United States of America Advisory Board Member	Kurt Sturn is a member of Parent’s Advisory Board and serves as Treasurer of District Photo, Inc., a role to which he was appointed in September 2014. Previously, Mr. Sturn was a Partner at the firm Cohn Reznick.

Jimmie Sato United States of America Chief Technology Officer	Jimmie Sato is the Chief Technology Officer of Parent and has been employed in multiple capacities in the company since July 2000.

Maryanne Foy United States of America Chief Human Capital Officer	Maryanne Foy has been Chief Human Capital Officer of Parent since September 2016. From 2013 to 2016, she served in various soles at Paragon Biosciences, Inc. including as Vice President of Human Resources before joining Parent.

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2.	Directors and Executive Officers of Purchaser.

The name, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The current business address of each director and officer of Purchaser is 10501 Rhode Island Avenue, Beltsville Maryland 20705. The current business telephone number of each director and officer is (301) 937-5300.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jasbir Patel United States of America President; Director	See information provided above.

Keith Cohen United States of America Director	See information provided above.

Jeffrey Sim United States of America Chief Financial Officer; Vice President; Secretary; Director	See information provided above.

Benjamin Lamparter Germany; US Permanent Resident Director	Benjamin Lamparter is Vice President of Operations of District Photo, Inc., a role to which he was appointed in July 2018. Prior to that role, he was Director of Operations for Parent for ten years.

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

If delivering by express mail or other expedited service: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021	By mail: Computershare Trust Company, N.A Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-2011

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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